Exhibit 99.1

NEWS RELEASE July 23, 2014

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS SECOND QUARTER 2014 RESULTS
AND RAISES OUTLOOK FOR 2014

July 23, 2014 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter ended June 30, 2014.
"Our excellent second quarter results reflect the continuing network investment being made by all four major wireless carriers as they upgrade their networks for LTE and capacity enhancements," stated Ben Moreland, Crown Castle's President and Chief Executive Officer. "The robust leasing environment contributed to strong Organic Site Rental Revenue growth of 9%, or 7% net of non-renewals, compared to the same period in 2013. In addition, network services continues to see significant demand, driven by strong leasing activity and an increase in the size of our asset portfolio. As we successfully execute on the opportunities resulting from our expanded portfolio of approximately 40,000 towers and 13,000 small cell nodes, we are very pleased with our 2014 projected growth of 13% in AFFO per share compared to 2013, despite the headwind from Sprint's decommissioning of its iDEN network. With carrier investment continuing unabated, we are focused on our core strategic objective of organic growth by adding additional tenants on our sites and are pleased with a growing pipeline of investment opportunities around our core business that we believe will enhance our ability to deliver an attractive combination of growth and increasing dividend payouts for years to come."

CONSOLIDATED FINANCIAL RESULTS
Total revenues for the second quarter of 2014 increased 25% to $916 million from $735 million for the same period in 2013. Site rental revenues for the second quarter of 2014 increased $129 million, or 21%, to $746 million from $617 million for the same period in the prior year. Site rental gross margin, defined as site rental revenues less site rental cost of operations, increased $72 million, or 16%, to $509 million in the second quarter of 2014 from $438 million in the same period in 2013. Adjusted EBITDA for the second quarter of 2014 increased $86 million, or 19%, to $531 million from $444 million in the same period in 2013.
Adjusted Funds from Operations ("AFFO") increased 28% to $351 million in the second quarter of 2014, compared to $273 million in the second quarter of 2013. AFFO per share increased 13% to $1.05 in the second quarter

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of 2014, compared to $0.93 in the second quarter of 2013. Funds from Operations ("FFO") increased 13% to $276 million in the second quarter of 2014, compared to $243 million in the second quarter of 2013. FFO per share was $0.83 in both the second quarter of 2014 and 2013.
Net income attributable to CCIC common stockholders for the second quarter of 2014 was $23 million, inclusive of a $45 million loss on the redemption of debt (see Financing and Investing Activities below), compared to $52 million of net income for the same period in 2013. Net income attributable to CCIC common stockholders per common share was $0.07 for the second quarter of 2014, compared to $0.18 per common share in the second quarter of 2013.
Crown Castle's second quarter 2014 financial results include the contribution from the AT&T tower transaction, which closed on December 16, 2013.

FINANCING AND INVESTING ACTIVITIES
On April 2014, Crown Castle closed an $850 million senior notes offering, with a maturity of April 15, 2022 and a stated interest rate of 4.875% per annum (“Notes Offering”). Net proceeds from the Notes Offering were used to repay, along with certain fees and expenses, $300 million of Senior Secured Tower Revenue Notes, which had an interest rate of 4.5% and an anticipated maturity date of January 2015, and $500 million of 7.125% Senior Notes due 2019. As of June 30, 2014, Crown Castle's outstanding debt had a weighted average coupon of 4.2% per annum and a weighted average maturity of six years. Further, Crown Castle's net debt (total debt less cash and cash equivalents) to second quarter annualized Adjusted EBITDA ratio was approximately 5.3x.
During the second quarter of 2014, Crown Castle invested approximately $167 million in capital expenditures, comprised of $25 million of land purchases, $13 million of sustaining capital expenditures and $129 million of revenue generating capital expenditures.
Further, on June 30, 2014, Crown Castle paid a quarterly common stock dividend of $0.35 per common share, or approximately $117 million in aggregate. Diluted common shares outstanding at June 30, 2014 were 333.1 million.
As of June 30, 2014, Crown Castle had approximately $227 million in cash and cash equivalents (excluding restricted cash) and approximately $1.2 billion of availability under its revolving credit facility.
"The strong second quarter results allow us to increase our full year 2014 Outlook for site rental revenues, Adjusted EBITDA, AFFO and AFFO per share," stated Jay Brown, Crown Castle's Chief Financial Officer. "During the quarter, we made significant progress integrating the AT&T tower transaction, which we expect to substantially complete during the third quarter of 2014. We believe that the AT&T tower transaction, along with the 2012 T-Mobile tower and NextG transactions, will provide meaningful opportunities to enhance our long-term AFFO per share growth. In addition, we continue to find attractive returns investing in our core business, particularly in building small cells and purchasing land beneath our towers. We believe our strategy of investing in the US, which is the largest wireless market in the world, will drive predictable and growing AFFO per share and dividends over the long-term."

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC"). The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.93 US dollars to 1.0 Australian dollar ("Exchange Rate") for the remainder of 2014, including the third quarter.
As reflected in the table below, Crown Castle has increased the midpoint of its full year 2014 Outlook for site rental revenues, Adjusted EBITDA and AFFO by $7 million, $34 million and $30 million, respectively. The increase in the midpoint of 2014 Outlook for site rental revenues is primarily attributable to second quarter 2014 results and an increase in the Exchange Rate compared to the previously provided Outlook. At the midpoint of 2014 Outlook for site rental revenues, Crown Castle expects Organic Site Rental Revenue growth, before non-renewals, of approximately 9% compared to 2013, comprised of approximately 5% from new leasing activity and approximately 4% from escalations on existing customer lease contracts.
The increase in the midpoint of 2014 Outlook for Adjusted EBITDA primarily reflects higher expected network services gross margin contribution partially offset by increased general and administrative expenses related to an expansion in the size of the asset portfolio, an increase in small cells activity and growth in network services. The increase in the midpoint of 2014 Outlook for AFFO is primarily attributable to the benefit from the aforementioned increase in Adjusted EBITDA somewhat offset by an expected increase in sustaining capital expenditures related to the expansion of our office facilities.
Further, based on Sprint's stated intention to decommission its iDEN network and Crown Castle's contractual terms with Sprint, Crown Castle expects approximately 3% of its run-rate site rental revenues to be impacted by the iDEN network decommissioning. These iDEN leases have effective term-end dates spread throughout 2014 and 2015. As such, Crown Castle expects its site rental revenues to be impacted by approximately $30 million in 2014 and $60 million to $70 million in 2015.
Sequentially, the third quarter 2014 Outlook for Adjusted EBITDA and AFFO assumes network services gross margin contribution remains consistent with the levels achieved during the second quarter of 2014 and higher general and administrative expenses, as discussed above. Additionally, the third quarter 2014 Outlook for AFFO assumes an increase of $16 million, at the midpoint, in sustaining capital expenditures. The expected sequential increase in sustaining capital expenditures in the third quarter of 2014 is primarily attributable to timing, as sustaining capital expenditures previously expected in the Outlook but not spent during the second quarter of 2014 have been included in the third quarter 2014 Outlook.

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The following table sets forth Crown Castle's current Outlook for third quarter 2014 and full year 2014:

(in millions, except per share amounts)	Third Quarter 2014	Full Year 2014
Site rental revenues	$746 to $751	$2,990 to $3,000
Site rental cost of operations	$237 to $242	$933 to $943
Site rental gross margin	$506 to $511	$2,052 to $2,062
Adjusted EBITDA	$521 to $526	$2,100 to $2,115
Interest expense and amortization of deferred financing costs(a)	$139 to $144	$569 to $579
FFO	$337 to $342	$1,286 to $1,301
AFFO	$332 to $337	$1,376 to $1,391
AFFO per share(b)	$1.00 to $1.01	$4.13 to $4.18
Net income (loss)	$81 to $114	$292 to $376
Net income (loss) per share - diluted(b)	$0.24 to $0.34	$0.88 to $1.13
Net income (loss) attributable to CCIC common stockholders	$69 to $102	$243 to $327
Net income (loss) attributable to CCIC common stockholders per share - diluted(b)	$0.21 to $0.31	$0.73 to $0.98

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	Based on 333.1 million diluted shares outstanding as of June 30, 2014.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 24, 2014, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 800-289-0498 and asking for the Crown Castle call (access code 9681950) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Thursday, July 24, 2014, through 12:30 p.m. Eastern Time on Thursday, July 31, 2014, and may be accessed by dialing 888-203-1112 and using access code 9861950. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 13,000 small cell nodes supported by approximately 6,000 miles of fiber, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Funds from Operations, Adjusted Funds from Operations, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of AFFO for periods prior to our REIT conversion.
Our measures of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by other REITs. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including with respect to the impact of income taxes for periods prior to our REIT conversion.
Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
During the first quarter of 2014, Crown Castle updated its definitions of FFO and AFFO. The updated definitions of FFO and AFFO are intended to reflect the recurring nature of Crown Castle's site rental business and assist in comparing Crown Castle’s performance with the performance of its public tower company peers. Under the updated calculation of AFFO, Crown Castle reflects the benefit of prepaid rent from customers over the weighted-average life of customer contracts rather than in the period in which the prepaid rent was received. The updates to the definition of FFO were primarily made to present the periods shown in a manner which is consistent with our commencement of operations as a REIT on January 1, 2014. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Unless otherwise noted, FFO and AFFO as set forth in this release and the supplemental information package are presented based on the updated definitions. Crown Castle has provided reconciliations of the updated definitions of FFO and AFFO to the prior definitions below.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations, and stock-based compensation expense.
Funds from Operations ("FFO"). Crown Castle defines Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. Crown Castle defines FFO per share as FFO divided by the diluted weighted average common shares outstanding.
FFO, as previously defined. Crown Castle defines FFO, as previously defined, as FFO plus non-cash portion of tax provision, less asset write-down charges and noncontrolling interest.
Adjusted Funds from Operations ("AFFO"). Crown Castle defines Adjusted Funds from Operations as FFO before straight-line revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.
AFFO per share. Crown Castle defines AFFO per share as AFFO divided by diluted weighted average common shares outstanding.
AFFO, as previously defined. Crown Castle defines AFFO, as previously defined, as AFFO plus prepaid rent received less amortization of prepaid rent.

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Site Rental Revenues, as Adjusted. Crown Castle defines Site Rental Revenues, as Adjusted, as site rental revenues, as reported, less straight-line revenues.
Organic Site Rental Revenues. Crown Castle defines Organic Site Rental Revenues as site rental revenues, as reported, less straight-line revenues, the impact of tower acquisitions and construction, foreign currency adjustments and certain non recurring items.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended June 30, 2014 and 2013 is computed as follows:

	For the Three Months Ended
	June 30, 2014	June 30, 2013
(in millions)
Net income (loss)	$35.4	$53.4
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.1	3.1
Acquisition and integration costs	19.2	7.2
Depreciation, amortization and accretion	254.2	190.7
Amortization of prepaid lease purchase price adjustments	5.7	3.9
Interest expense and amortization of deferred financing costs(a)	144.5	140.3
Gains (losses) on retirement of long-term obligations	44.6	0.6
Interest income	(0.2)	(0.3)
Other income (expense)	6.1	(0.5)
Benefit (provision) for income taxes	(0.2)	36.6
Stock-based compensation expense	18.2	9.6
Adjusted EBITDA(b)	$530.6	$444.4

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

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Adjusted EBITDA for the quarter ending September 30, 2014 and the year ending December 31, 2014 is forecasted as follows:

	Q3 2014	Full Year 2014
(in millions)	Outlook	Outlook
Net income (loss)	$81 to $114	$292 to $376
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $4	$7 to $17
Acquisition and integration costs	$2 to $6	$28 to $38
Depreciation, amortization and accretion	$252 to $257	$1,003 to $1,023
Amortization of prepaid lease purchase price adjustments	$4 to $6	$18 to $20
Interest expense and amortization of deferred financing costs(a)	$139 to $144	$569 to $579
Gains (losses) on retirement of long-term obligations	$0 to $0	$45 to $45
Interest income	$(1) to $1	$(2) to $0
Other income (expense)	$2 to $4	$14 to $16
Benefit (provision) for income taxes	$(1) to $3	$(1) to $7
Stock-based compensation expense	$13 to $15	$58 to $63
Adjusted EBITDA(b)	$521 to $526	$2,100 to $2,115

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

FFO and AFFO for the quarter ending September 30, 2014 and the year ending December 31, 2014 are forecasted as follows (based upon updated definitions):

	Q3 2014	Full Year 2014
(in millions, except share and per share amounts)	Outlook	Outlook
Net income	$81 to $114	$292 to $376
Real estate related depreciation, amortization and accretion	$248 to $251	$985 to $1,000
Asset write-down charges	$2 to $4	$7 to $17
Adjustment for noncontrolling interest (a)	$(2) to $2	$(7) to $1
Dividends on preferred stock	$(11) to $(11)	$(44) to $(44)
FFO(c)	$337 to $342	$1,286 to $1,301

FFO (from above)	$337 to $342	$1,286 to $1,301
Adjustments to increase (decrease) FFO:
Straight-line revenue	$(49) to $(44)	$(193) to $(183)
Straight-line expense	$24 to $29	$100 to $110
Stock-based compensation expense	$13 to $15	$58 to $63
Non-cash portion of tax provision	$(4) to $1	$(13) to $2
Non-real estate related depreciation, amortization and accretion	$4 to $6	$18 to $23
Amortization of non-cash interest expense	$19 to $23	$75 to $86
Other (income) expense	$2 to $4	$14 to $16
Gains (losses) on retirement of long-term obligations	$0 to $0	$45 to $45
Acquisition and integration costs	$2 to $6	$28 to $38
Adjustment for noncontrolling interest (a)	$2 to $(2)	$7 to $(1)
Capital improvement capital expenditures	$(14) to $(12)	$(34) to $(32)
Corporate capital expenditures	$(17) to $(15)	$(46) to $(44)
AFFO(c)	$332 to $337	$1,376 to $1,391
Weighted average common shares outstanding — diluted (b)	333.1	333.1
AFFO per share (c)	$1.00 to $1.01	$4.13 to $4.18

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)	Based on diluted shares outstanding as of June 30, 2014.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

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Organic Site Rental Revenue growth for the year ending December 31, 2014 is forecasted as follows:

	Midpoint of Full Year
(in millions of dollars)	2014 Outlook	Full Year 2013
GAAP site rental revenues	$2,995	$2,504
Site rental straight-line revenues	(188)	(219)
Site Rental Revenues, as Adjusted(a)(c)	2,807	2,285
Cash adjustments:
FX and other	2
New tower acquisitions and builds	(379)
Organic Site Rental Revenues(a)(b)(c)	$2,430
Year-Over-Year Revenue Growth
GAAP site rental revenues	19.6%
Site Rental Revenues, as Adjusted	22.9%
Organic Site Rental Revenues(d)(e)	6.4%

(a)	Includes amortization of prepaid rent.

(b)	Includes Site Rental Revenues, as Adjusted, from the construction of new small cell nodes.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein.
(d)Year-over-year Organic Site Rental Revenue growth for the year ending December 31, 2014:

Midpoint of Full Year 2014 Outlook
New leasing activity	5.4%
Escalators	3.6%
Organic Site Rental Revenue growth, before non-renewals	9.0%
Non-renewals	(2.6)%
Organic Site Rental Revenue growth	6.4%

(e)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenue for the current period.

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Organic Site Rental Revenue growth for the quarter ending June 30, 2014 is as follows:

	Three Months Ended June 30,
(in millions of dollars)	2014	2013
Beginning towers as of June 30, 2013	31,601
Net tower additions/(dispositions)	9,760
Ending towers as of June 30, 2014	41,361

Reported GAAP site rental revenues	$746	$617
Site rental straight-line revenues	(52)	(57)
Site Rental Revenues, as Adjusted(a)	$694	$560
Cash adjustments:
FX and other	2
New tower acquisitions and builds	(99)
Organic Site Rental Revenues(b)(c)	$597
Year-Over-Year Revenue Growth
Reported GAAP site rental revenues	21.0%
Site Rental Revenues, as Adjusted	24.0%
Organic Site Rental Revenues(d)(e)	6.7%

(a)	Includes amortization of prepaid rent.

(b)	Includes Site Rental Revenues, as Adjusted from the construction of new small cell nodes

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(d)	Quarter-over-quarter Organic Site Rental Revenue growth for the quarter ending June 30, 2014:

Three Months Ended June 30, 2014
New leasing activity	5.5%
Escalators	3.6%
Organic Site Rental Revenue growth, before non-renewals	9.1%
Non-renewals	(2.4)%
Organic Site Rental Revenue Growth	6.7%

(e)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenue for the current period.

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FFO and AFFO for the three and six months ended June 30, 2014 and 2013 are computed as follows:

	For the Three Months Ended				For the Six Months Ended
(in millions, except share and per share amounts)	June 30, 2014		June 30, 2013		June 30, 2014		June 30, 2013
Net income	$35.4		$53.4		$138.2		$70.1
Real estate related depreciation, amortization and accretion	249.5		188.0		493.9		369.8
Asset write-down charges	3.1		3.1		5.9		6.8
Adjustment for noncontrolling interest (a)	(1.3)		(1.0)		(2.6)		(2.3)
Dividends on preferred stock	(11.0)		—		(22.0)		—
FFO(c)	$275.6	(e)	$243.5	(d)	$613.3	(e)	$444.4	(d)
Weighted average common shares outstanding — diluted	333.1		292.7		333.0		292.6
FFO per share(c)	$0.83		$0.83		$1.84		$1.52

FFO (from above)	275.6		243.5		613.3		444.4
Adjustments to increase (decrease) FFO:
Straight-line revenue	(52.1)		(56.9)		(102.9)		(116.3)
Straight-line expense	27.4		20.6		53.8		41.3
Stock-based compensation expense	18.2		9.6		31.1		19.7
Non-cash portion of tax provision	(2.6)		34.7	(b)	(4.9)		50.8
Non-real estate related depreciation, amortization and accretion	4.8		2.6		10.5		7.3
Amortization of non-cash interest expense	20.6		20.6		41.5		57.5
Other (income) expense	6.1		(0.5)		8.8		0.1
Gains (losses) on retirement of long-term obligations	44.6		0.6		44.6		36.5
Acquisition and integration costs	19.2		7.2		24.9		8.8
Adjustment for noncontrolling interest (a)	1.3		1.0		2.6		2.3
Capital improvement capital expenditures	(4.5)		(2.4)		(8.3)		(5.7)
Corporate capital expenditures	(8.2)		(7.7)		(15.7)		(11.2)
AFFO(c)	$350.5		$272.9		$699.3		$535.4
Weighted average common shares outstanding — diluted	333.1		292.7		333.0		292.6
AFFO per share(c)	$1.05		$0.93		$2.10		$1.83

AFFO (from above)	$350.5		$272.9		$699.3		$535.4
Prepaid rent received	83.6		45.9		151.8		89.7
Amortization of prepaid rent	(22.1)		(14.9)		(41.5)		(30.0)
AFFO, as previously defined (c)	$412.0		$303.9		$809.6		$595.2

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.

(b)
Adjusts the income tax provision for 2013 to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.

(c)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

(d)
FFO, as previously defined, for Q2 and year to date 2013 was previously reported as $276.2 million and $490.8 million, respectively, which is exclusive of the net impact from the update of the definition of $32.7 million and $46.4 million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write down charges and noncontrolling interests.

(e)
FFO, as previously defined, for Q2 and year to date 2014 was $271.3 million and $605.2 million respectively, which is exclusive of the net impact from the update of the definition of $4.3 million and $8.1 million, respectively, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write-down charges and noncontrolling interests.

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Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended June 30, 2014 and 2013 are as follows:

	For the Three Months Ended
(in millions)	June 30, 2014	June 30, 2013
Interest expense on debt obligations	$123.9	$119.7
Amortization of deferred financing costs	5.5	5.0
Amortization of adjustments on long-term debt	(0.9)	(1.0)
Amortization of interest rate swaps(a)	16.2	16.2
Other, net	(0.2)	0.3
Interest expense and amortization of deferred financing costs	$144.5	$140.3

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs for the quarter ending September 30, 2014 and the year ending December 31, 2014 are forecasted as follows:

	Q3 2014	Full Year 2014
(in millions)	Outlook	Outlook
Interest expense on debt obligations	$121 to $123	$488 to $498
Amortization of deferred financing costs	$5 to $6	$21 to $23
Amortization of adjustments on long-term debt	$(1) to $0	$(5) to $(3)
Amortization of interest rate swaps (a)	$15 to $17	$60 to $65
Other, net	$0 to $0	$(1) to $1
Interest expense and amortization of deferred financing costs	$139 to $144	$569 to $579

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

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Debt balances and maturity dates as of June 30, 2014 are as follows:

(in millions)
	Face Value	Final Maturity
Revolver	$334.0	Nov. 2018/Jan 2019
Term Loan A	654.2	Nov. 2018/Jan 2019
Term Loan B	2,849.8	Jan. 2019/Jan. 2021
4.875% Senior Notes	850.0	Apr. 2022
5.25% Senior Notes	1,650.0	Jan. 2023
2012 Secured Notes(a)	1,500.0	Dec. 2017/Apr. 2023
Senior Secured Notes, Series 2009-1(b)	170.3	Various
Senior Secured Tower Revenue Notes, Series 2010-2-2010-3(c)	1,600.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	268.5	Nov. 2040
Capital Leases and Other Obligations	142.0	Various
Total Debt	$11,568.8
Less: Cash and Cash Equivalents(f)	$227.5
Net Debt	$11,341.3

(a)	The 2012 Secured Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(b)
The Senior Secured Notes, Series 2009-1 consist of $100.3 million of principal as of June 30, 2014 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)	The Senior Secured Tower Revenue Notes Series 2010-2 and 2010-3 have principal amounts of $350.0 million and $1.25 billion with anticipated repayment dates of 2017 and 2020, respectively.

(d)
The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1.0 billion with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)
The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 ("WCP Securitized Notes") were assumed in connection with the WCP acquisition. If the WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Net Debt to Last Quarter Annualized EBITDA is computed as follows:

For the Three Months Ended June 30,
(in millions)	2014
Total face value of debt	$11,568.8
Ending cash and cash equivalents	227.5
Total Net Debt	$11,341.3

Adjusted EBITDA for the three months ended June 30,	$530.6
Last quarter annualized adjusted EBITDA	2,122.4
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.3x

Sustaining capital expenditures for the three months ended June 30, 2014 and 2013 is computed as follows:

	For the Three Months Ended
(in millions)	June 30, 2014	June 30, 2013
Capital Expenditures	$166.8	$138.5
Less: Land purchases	24.9	26.9
Less: Wireless infrastructure construction and improvements	129.3	101.5
Sustaining capital expenditures	$12.6	$10.1

The Foundation for a Wireless World.
CrownCastle.com

News Release continued:	Page 13

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) carrier network investment, and potential benefits derived therefrom, (ii) our strategic and competitive position, (iii) integration of the AT&T tower transaction, including timing, (iv) potential benefits and returns which may be derived from our business, our investments and our acquisitions, (v) demand for our sites and services, (vi) leasing activity, including the impact on our results and Outlook, (vii) our growth, (viii) dividends, including our dividend plans, timing and the amount and growth of any dividends, (ix) currency exchange rates, (x) capital expenditures, including sustaining capital expenditures, (xi) non-renewal of leases and the impact therefrom, (xii) the impact of the iDEN network decommissioning, (xiii) timing items, (xiv) general and administrative expenses, (xv) site rental revenues and Site Rental Revenues, as Adjusted, (xvi) site rental cost of operations, (xvii) site rental gross margin and network services gross margin, (xviii) Adjusted EBITDA, (xix) interest expense and amortization of deferred financing costs, (xx) FFO, including on a per share basis, (xxi) AFFO, including on a per share basis, (xxii) Organic Site Rental Revenues and Organic Site Rental Revenues growth, (xxiii) net income (loss), including on a per share basis, (xxiv) prepaid rents, (xxv) our common shares outstanding, including on a diluted basis, (xxvi) the utility of certain financial measures, including non-GAAP financial measures, and (xxvii) the utility of our updated definitions of FFO and AFFO. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

The Foundation for a Wireless World.
CrownCastle.com

News Release continued:	Page 14

•
Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions may impact the availability or cost of such financing, which could hinder our ability to grow our per share results of operations.

•
Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•
If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our Common Stock, which may jeopardize our status as a REIT.

•
We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	We expect to pursue certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

The Foundation for a Wireless World.
CrownCastle.com

News Release continued:	Page 15

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$227,479	$223,394
Restricted cash	155,725	183,526
Receivables, net	304,015	249,925
Prepaid expenses	150,873	132,003
Deferred income tax assets	33,379	26,714
Other current assets	76,275	77,121
Total current assets	947,746	892,683
Deferred site rental receivables	1,180,646	1,078,995
Property and equipment, net	8,888,426	8,947,677
Goodwill	4,939,755	4,916,426
Other intangible assets, net	3,922,063	4,057,865
Deferred income tax assets	13,283	19,008
Long-term prepaid rent, deferred financing costs and other assets, net	780,140	682,254
Total assets	$20,672,059	$20,594,908

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$132,529	$145,390
Accrued interest	66,848	65,582
Deferred revenues	320,134	260,114
Other accrued liabilities	170,743	181,715
Current maturities of debt and other obligations	105,624	103,586
Total current liabilities	795,878	756,387
Debt and other long-term obligations	11,464,627	11,490,914
Deferred income tax liabilities	54,123	56,513
Deferred credits and other liabilities	1,477,995	1,349,919
Total liabilities	13,792,623	13,653,733
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: June 30, 2014—333,861,080 and December 31, 2013—334,070,016	3,339	3,341
4.50% Mandatory Convertible Preferred Stock, Series A, $.01 par value; 20,000,000 shares authorized; shares issued and outstanding: June 30, 2014 and December 31, 2013—9,775,000; aggregate liquidation value: June 30, 2014 and December 31, 2013—$977,500	98	98
Additional paid-in capital	9,488,414	9,482,769
Accumulated other comprehensive income (loss)	26,205	(23,612)
Dividends/distributions in excess of earnings	(2,656,718)	(2,535,879)
Total CCIC stockholders' equity	6,861,338	6,926,717
Noncontrolling interest	18,098	14,458
Total equity	6,879,436	6,941,175
Total liabilities and equity	$20,672,059	$20,594,908

The Foundation for a Wireless World.
CrownCastle.com

News Release continued:	Page 16

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues:
Site rental	$746,340	$616,849	$1,493,502	$1,232,264
Network services and other	170,005	118,079	298,793	242,724
Net revenues	916,345	734,928	1,792,295	1,474,988
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	236,991	179,015	465,067	356,621
Network services and other	103,447	70,199	176,321	147,576
General and administrative	69,153	54,790	134,002	113,035
Asset write-down charges	3,136	3,097	5,869	6,812
Acquisition and integration costs	19,197	7,215	24,856	8,817
Depreciation, amortization and accretion	254,235	190,651	504,426	377,110
Total operating expenses	686,159	504,967	1,310,541	1,009,971
Operating income (loss)	230,186	229,961	481,754	465,017
Interest expense and amortization of deferred financing costs	(144,534)	(140,256)	(290,934)	(304,625)
Gains (losses) on retirement of long-term obligations	(44,629)	(577)	(44,629)	(36,486)
Interest income	189	328	362	625
Other income (expense)	(6,063)	507	(8,799)	(122)
Income (loss) before income taxes	35,149	89,963	137,754	124,409
Benefit (provision) for income taxes	208	(36,587)	396	(54,295)
Net income (loss)	35,357	53,376	138,150	70,114
Less: net income (loss) attributable to the noncontrolling interest	1,348	1,017	2,644	2,293
Net income (loss) attributable to CCIC stockholders	34,009	52,359	135,506	67,821
Dividends on preferred stock	(10,997)	—	(21,994)	—
Net income (loss) attributable to CCIC common stockholders	$23,012	$52,359	$113,512	$67,821

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$0.07	$0.18	$0.34	$0.23
Diluted	$0.07	$0.18	$0.34	$0.23

Weighted-average common shares outstanding (in thousands):
Basic	332,344	291,225	332,189	291,164
Diluted	333,081	292,706	333,034	292,570

The Foundation for a Wireless World.
CrownCastle.com

News Release continued:	Page 17

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$138,150	$70,114
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	504,426	377,110
Gains (losses) on retirement of long-term obligations	44,629	36,486
Amortization of deferred financing costs and other non-cash interest	41,485	57,471
Stock-based compensation expense	27,373	19,472
Asset write-down charges	5,869	6,812
Deferred income tax benefit (provision)	(4,885)	50,143
Other adjustments, net	(1,328)	1,291
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	171,148	82,652
Decrease (increase) in assets	(163,191)	(141,524)
Net cash provided by (used for) operating activities	763,676	560,027
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(90,442)	(27,280)
Capital expenditures	(309,740)	(254,820)
Other investing activities, net	2,378	6,644
Net cash provided by (used for) investing activities	(397,804)	(275,456)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	845,750	30,941
Principal payments on debt and other long-term obligations	(55,385)	(51,085)
Purchases and redemptions of long-term debt	(836,899)	(675,480)
Purchases of capital stock	(21,730)	(98,867)
Borrowings under revolving credit facility	494,000	48,000
Payments under revolving credit facility	(534,000)	(255,000)
Payments for financing costs	(15,834)	(5,654)
Net decrease (increase) in restricted cash	24,386	411,048
Dividends/distributions paid on common stock	(233,684)	—
Dividends paid on preferred stock	(22,360)	—
Net cash provided by (used for) financing activities	(355,756)	(596,097)
Effect of exchange rate changes on cash	(6,031)	(2,952)
Net increase (decrease) in cash and cash equivalents	4,085	(314,478)
Cash and cash equivalents at beginning of period	223,394	441,364
Cash and cash equivalents at end of period	$227,479	$126,886
Supplemental disclosure of cash flow information:
Interest paid	248,183	212,592
Income taxes paid	12,690	10,242

The Foundation for a Wireless World.
CrownCastle.com